Exhibit 10.2

ORTHOFIX MEDICAL INC.

AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

Long-Term Performance Award Grant Agreement

COVER SHEET

Orthofix Medical Inc., a Delaware corporation (the “Company”), hereby grants to the Award Recipient named below, on the Grant Date set forth below, a long-term Performance Award with respect to the target cash amount described below (the “Target Award Amount”) under the Plan, subject to the vesting schedule and terms and conditions set forth below (the “Award”). Additional terms and conditions of the Award are set forth on this cover sheet, in the attached Long-Term Performance Award Grant Agreement (together, the “Agreement”), and in the Company’s Amended and Restated 2012 Long-Term Incentive Plan (as amended from time to time, the “Plan”). Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Plan.

Grant Date:	[ ]
Name of Award Recipient:	[ ]
Employee ID Number:	[ ]
Target Award Amount:	$[ ], subject to adjustment as provided by the Agreement.

Payment: The actual amount of any payment made pursuant to this Award shall range from 0% - 200% of the Target Award Amount, to be determined pursuant to Section 2 of the Agreement. The maximum payment that may be made to the Award Recipient is equal to 200% of the Target Award Amount.

Vesting Date: Subject to the terms and conditions of the Agreement (including, without limitation, conditions requiring continued Service with the Company through the applicable date), this Award vests on March 3, 2029 (the “Scheduled Vesting Date”).

You agree to all of the terms and conditions described in this Agreement and in the Plan, unless you deliver a notice in writing within thirty (30) days of receipt of this Agreement to the Company stating that you do not accept the terms and conditions described in this Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Attachment
This is not a stock certificate or a negotiable instrument.

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ORTHOFIX MEDICAL INC.

AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

Long-Term Performance Award Grant Agreement

Attachment

1.
Definitions. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below.

“Adjusted EBITDA Margin” means the percentage created by dividing (i) the non-GAAP adjusted EBITDA of the Company and its subsidiaries on a consolidated basis as publicly reported by the Company in its annual report on Form 10-K for a completed fiscal year (or, if such metric is not reported in such Form 10-K, in the Company’s earnings release for such completed fiscal year), excluding the Excluded Items, by (ii) the Revenue for such fiscal year; provided, however, that non-GAAP adjusted EBITDA and Revenue for this purpose shall each be further adjusted to exclude the same exclusions that are given effect in the calculation of Revenue Growth for the applicable fiscal year as a result of any Divestitures/Discontinuations or Acquisition Transactions (as respectively defined below in the definition of “Revenue Growth”)).

“Adjusted EBITDA Margin Performance Multiplier” means the percentage calculated based on the respective Adjusted EBITDA Margin for the applicable fiscal year ending December 31st set forth in the table below:

Adjusted EBITDA Margin				Adjusted EBITDA Margin Performance Multiplier
	2026 Fiscal Year	2027 Fiscal Year	2028 Fiscal Year
Threshold	9.00%	10.50%	12.00%	0.0%
	10.25%	11.75%	13.50%	50.0%
Target	11.50%	13.00%	15.00%	100.0%
	12.25%	14.00%	16.00%	150.0%
Maximum	13.00%	15.00%	17.00%	200.0%

If the Company achieves Adjusted EBITDA Margin for an applicable fiscal year that falls between the foregoing levels, the Adjusted EBITDA Margin Performance Multiplier with respect to such fiscal year will be determined by linear interpolation between the applicable levels noted above, up to a maximum funding of 200% of target with respect to such fiscal year’s Adjusted EBITDA Margin component. When calculating Adjusted EBITDA Margin for any applicable financial year, the Committee shall have the authority to make appropriate adjustments to Adjusted EBITDA Margin to account for changes in accounting standards and adopted changes in accounting principles. In each case, the Adjusted EBITDA Margin shall be rounded up to the nearest hundredth of a percent and the Adjusted EBITDA Margin Performance Multiplier shall be rounded up to the nearest tenth of a percent.

“Baseline Revenue” means Revenue for the fiscal year ending December 31, 2025.

“Cause” shall mean (i) if the Award Recipient is party to a Change in Control and Severance Agreement that defines “Cause,” the definition of “Cause” contained in such Change in Control and Severance Agreement, or (ii) if the Award Recipient is not party to a Change in Control and Severance Agreement that defines “Cause,” the definition of “Cause” contained in the Plan.

“Change in Control” shall mean (i) if the Award Recipient is party to a Change in Control and Severance Agreement that defines “Change in Control,” the definition of “Change in Control” contained in such Change in Control and Severance Agreement, or (ii) if the Award Recipient is not party to a Change in Control and

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Severance Agreement that defines “Change in Control,” the definition of “Corporate Transaction” contained in the Plan.

“Change in Control and Severance Agreement” shall mean a written change in control and severance agreement between the Award Recipient and the Company.

“Divested or Discontinued” shall mean a divestiture or discontinuation of a business or product line that triggers discontinued operations accounting treatment under GAAP or is otherwise determined and certified by the Committee as being a disposition representing a significant or strategic disposition.

“Excluded Items” shall mean (i) the effect of currency fluctuations that have occurred since the completion of the fiscal year ended December 31, 2025, and (ii) the effect of any product tariffs or changes in law or regulation that are implemented after the completion of the fiscal year ended December 31, 2025 and determined and certified by the Committee as being excludable.

“Good Reason” shall mean (i) if the Award Recipient is party to a Change in Control and Severance Agreement that defines “Good Reason,” the definition of “Good Reason” contained in such Change in Control and Severance Agreement, or (ii) if the Award Recipient is not party to a Change in Control and Severance Agreement that defines “Good Reason,” the Award Recipient voluntarily terminating his or her employment, following a Corporate Transaction, after the occurrence of any of the following circumstances (in each case, after notice by the Award Recipient to employer of the circumstance, and failure by the employer to cure and eliminate such circumstance within 15 calendar days of such notice): (x) a requirement that the Award Recipient work principally from a location that is more than fifty (50) miles from his or her principal place of employment immediately prior to such Corporate Transaction, or (y) a ten percent or greater reduction in the Award Recipient’s Total Compensation from the amount of such Total Compensation immediately prior to such Corporate Transaction.

“Pro Rata Performance Multiplier” means (i) to the extent such termination occurs between the date that is six (6) months following the Grant Date and December 31, 2026, then the sum of (A) the Adjusted EBITDA Margin Performance Multiplier applicable to the 2026 Adjusted EBITDA Margin multiplied by a weighting of 70% and (B) the Revenue Growth Performance Multiplier applicable to the 2026 Revenue Growth multiplied by a weighting of 30%, (ii) to the extent such termination occurs between January 1, 2027 and December 31, 2027, then the sum of (A) the Adjusted EBITDA Margin Performance Multiplier applicable to the 2026 Adjusted EBITDA Margin multiplied by a weighting of 35%, (B) the Adjusted EBITDA Margin Performance Multiplier applicable to the 2027 Adjusted EBITDA Margin multiplied by a weighting of 35%, (C) the Revenue Growth Performance Multiplier applicable to the 2026 Revenue Growth multiplied by a weighting of 15%, and (D) the Revenue Growth Performance Multiplier applicable to the 2027 Revenue Growth multiplied by a weighting of 15%, and (iii) to the extent such termination occurs between January 1, 2028, and March 2, 2029, then the same aggregate multiplier used to compute the Aggregate Award Payout (inclusive of the Revenue Growth Component Cap).

“Revenue” means the GAAP net sales of the Company and its subsidiaries on a consolidated basis as publicly reported by the Company in its annual report on Form 10-K for a completed fiscal year, adjusted to exclude the Excluded Items.

“Revenue Growth” means the amount of growth, measured as a percentage, in the Company’s Revenue for a completed fiscal year as compared to a prior completed fiscal year; provided, however, that when determining Revenue Growth, the (i) the Revenue impact of any business or product lines that have been Divested or Discontinued as of the end of the applicable completed fiscal year (“Divestitures/Discontinuations”) shall be excluded with respect to both measurement years (as if such Divestitures/Discontinuations had occurred as of the beginning of the earlier fiscal year being measured), and (ii) the Revenue impact of any acquisition transaction (an “Acquisition Transaction”) shall be treated as follows: (A) for the first four fiscal quarters following the closing of an Acquisition Transaction, the Revenue impact of the Acquisition Transaction shall be excluded from the calculation of Revenue Growth (except for any Acquisition Transactions that collectively have less than $25.0 million in annualized run rate Revenue, which shall be deemed de minimis and not excluded up to such aggregate $25.0 million limit), and (B) commencing with the fifth fiscal quarter following the closing of an Acquisition Transaction and thereafter, the Revenue impact of any Acquisition Transaction shall be included in the Revenue for all financial periods (i.e., the applicable completed fiscal year and the earlier fiscal year being measured).

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“Revenue Growth Performance Multiplier” means the percentage calculated based on the respective Revenue Growth set forth in the table below:

Revenue Growth		Revenue Performance Multiplier
Threshold	4.00%	0.0%
	5.50%	50.0%
Target	7.00%	100.0%
	8.50%	150.0%
Maximum	10.00%	200.0%

If the Company achieves Revenue Growth for an applicable fiscal year that falls between the foregoing levels, the Revenue Performance Multiplier with respect to such fiscal year will be determined by linear interpolation between the applicable levels noted above, up to a maximum funding of 200% of target with respect to such fiscal year’s Revenue Growth component. When calculating Revenue Growth relative to any applicable financial years, the Committee shall have the authority to make appropriate adjustments to Revenue to account for changes in accounting policies as it relates to revenue recognition and/or changes in accounting standards and adopted changes in accounting principles issued by accounting bodies to the extent necessary or appropriate to maintain consistency and comparability between periods. In each case, the Revenue Growth shall be rounded up to the nearest hundredth of a percent and the Revenue Performance Multiplier shall be rounded up to the nearest tenth of a percent.

“Total Compensation” shall mean the aggregate of base salary, target bonus opportunity, employee benefits (retirement plan, welfare plans, and fringe benefits), and grant date fair value of equity-based compensation, but excluding for the avoidance of doubt any reductions caused by the failure to achieve performance targets) taken as a whole.

2.
The Award; Performance Adjustment.
(a)
Grant of Award. On the Grant Date, the Award Recipient shall receive, subject to the provisions of this Agreement (including, without limitation, provisions related to vesting and forfeiture thereof), the Award, subject to determination as set forth in Section 2(b), Section 2(c) or Section 2(d) of this Agreement, as applicable.
(b)
Performance Adjustment/Payment Determination. Subject to satisfaction of the vesting requirements of Section 2(e) of this Agreement, and except as otherwise specified in Section 2(c) or Section 2(d) of this Agreement, the Award shall vest and become payable on the date specified in Section 2(f) of this Agreement, and the amount payable in settlement of the Award shall be calculated as follows:
(i)
2026 Adjusted EBITDA Margin Component (23 1/3% of Total). Following the completion of the Company’s annual financial statements for the fiscal year ending December 31, 2026, the Company will calculate Adjusted EBITDA Margin for the fiscal year ending December 31, 2026 (“2026 Adjusted EBITDA Margin”). To the extent the 2026 Adjusted EBITDA Margin is equal to or greater than 9.00%, the amount payable pursuant to the “2026 Adjusted EBITDA Margin Component” will be equal to the Target Award Amount, multiplied by the Adjusted EBITDA Margin Performance Multiplier associated with such 2026 Adjusted EBITDA Margin, and further multiplied by a weighting of 23 1/3%. If such 2026 Adjusted EBITDA Margin is less than 9.00% (including if it is negative), the 2026 Adjusted EBITDA Margin Component shall be zero.
(ii)
2027 Adjusted EBITDA Margin Component (23 1/3% of Total). Following the completion of the Company’s annual financial statements for the fiscal year ending December 31, 2027, the Company will calculate Adjusted EBITDA Margin for the fiscal year ending December 31, 2027 (“2027 Adjusted EBITDA Margin”). To the extent the 2027 Adjusted EBITDA Margin is equal to or greater than 10.50%, the amount payable pursuant to the “2027 Adjusted EBITDA Margin Component” will be equal to the Target Award Amount, multiplied by the Adjusted EBITDA Margin Performance Multiplier associated with such 2027 Adjusted

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EBITDA Margin, and further multiplied by a weighting of 23 1/3%r. If such 2027 Adjusted EBITDA Margin is less than 10.50% (including if it is negative), the 2027 Adjusted EBITDA Margin Component shall be zero.
(iii)
2028 Adjusted EBITDA Margin Component (23 1/3% of Total). Following the completion of the Company’s annual financial statements for the fiscal year ending December 31, 2028, the Company will calculate Adjusted EBITDA Margin for the fiscal year ending December 31, 2028 (“2028 Adjusted EBITDA Margin”). To the extent the 2028 Adjusted EBITDA Margin is equal to or greater than 12.00%, the amount payable pursuant to the “2028 Adjusted EBITDA Margin Component” will be equal to the Target Award Amount, multiplied by the Adjusted EBITDA Margin Performance Multiplier associated with such 2028 Adjusted EBITDA Margin, and further multiplied by a weighting of 23 1/3%. If such 2028 Adjusted EBITDA Margin is less than 12.00% (including if it is negative), the 2028 Adjusted EBITDA Margin Component shall be zero.
(iv)
2026 Revenue Growth Component (10% of Total). Following the completion of the Company’s annual financial statements for the fiscal year ending December 31, 2026, the Company will compare Revenue for the fiscal year ending December 31, 2026 (“2026 Revenue”) against the Baseline Revenue. To the extent the 2026 Revenue growth is equal to or greater than 4.00% of the Baseline Revenue, the amount payable pursuant to the “2026 Revenue Growth Component” will be equal to the Target Award Amount, multiplied by the Revenue Performance Multiplier associated with such Revenue Growth, and further multiplied by a weighting of 10%. If such 2026 Revenue growth is less than 4.00% (including if it is negative), the 2026 Revenue Growth Component shall be zero.
(v)
2027 Revenue Growth Component (10% of Total). Following the completion of the Company’s annual financial statements for the fiscal year ending December 31, 2027, the Company will compare Revenue for the fiscal year ending December 31, 2027 (“2027 Revenue”) against the 2026 Revenue. To the extent the 2027 Revenue growth is equal to or greater than 4.00% of the 2026 Revenue, the amount payable pursuant to the “2027 Revenue Growth Component” will be equal to the Target Award Amount multiplied by the Revenue Performance Multiplier associated with such Revenue Growth, and further multiplied by a weighting of 10%. If such 2027 Revenue growth is less than 4.00% (including if it is negative), the 2027 Revenue Growth Component shall be zero.
(vi)
2028 Revenue Growth Component (10% of Total). Following the completion of the Company’s annual financial statements for the fiscal year ending December 31, 2028, the Company will compare Revenue for the fiscal year ending December 31, 2028 (“2028 Revenue”) against the 2027 Revenue. To the extent the 2028 Revenue growth is equal to or greater than 4.00% of the 2027 Revenue, the amount payable pursuant to the “2028 Revenue Growth Component” will be equal to the Target Award Amount multiplied by the Revenue Performance Multiplier associated with such Revenue Growth, and further multiplied by a weighting of 10%. If such 2028 Revenue growth is less than 4.00% zero (including if it is negative), the 2028 Revenue Growth Component shall be zero.

For purposes hereof, the “Aggregate Award Payout” shall mean the amount equal to the sum of the 2026 Adjusted EBITDA Margin Component, the 2027 Adjusted EBITDA Margin Component, the 2028 Adjusted EBITDA Margin Component, the 2026 Revenue Growth Component, the 2027 Revenue Growth Component and the 2028 Revenue Growth Component; provided, however, that if the Revenue Growth between the 2028 Revenue and the Baseline Revenue is not positive, the portion of the Aggregate Award Payout attributable to the sum of the 2026 Revenue Growth Component, the 2027 Revenue Growth Component and the 2028 Revenue Growth Component shall be capped so as not to exceed 30% (i.e., the aggregate target amount of such three components) of the Target Award Amount (the “Revenue Growth Component Cap”).

(c)
Death or Disability. Notwithstanding Section 2(b), upon the Award Recipient’s termination of Service prior to a Change in Control due to death or Disability, the amount payable pursuant to this Award shall be the Target Award Amount (i.e., the aggregate target amount), without regard to the Adjusted EBITDA Margin Performance Multiplier or the Revenue Net Sales Performance Multiplier for any of the fiscal years ending December 31, 2026, 2027 or 2028.
(d)
Occurrence of Change in Control. Notwithstanding Section 2(b), in the event of a Change in Control, the amount payable pursuant to this Award shall be the greater of (i) the Target Award Amount,

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without regard to the Adjusted EBITDA Margin Performance Multiplier or the Revenue Performance Multiplier and (ii) the Aggregate Award Payout, without regard to the Revenue Growth Component Cap; provided, however, that in the event that one or more of the 2026 Adjusted EBITDA Margin Component, the 2027 Adjusted EBITDA Margin Component, the 2028 Adjusted EBITDA Margin Component, the 2026 Revenue Growth Component, the 2027 Revenue Growth Component and the 2028 Revenue Growth Component has not yet been determined because the associated Revenue Growth Performance Multiplier or Adjusted EBITDA Margin Performance Multiplier, as applicable, has not yet been calculated, the Aggregate Award Payout for purposes of this Section 2(d) shall be equal to the sum of all such components that have been determined plus, for any components that have not yet been determined, the amount of any such component calculated using a Revenue Growth Performance Multiplier or Adjusted EBITDA Margin Performance Multiplier, as applicable, of 100%.
(e)
Vesting; Forfeiture. Provided that the Award Recipient’s Service has not terminated prior to the applicable date, this Award shall become vested upon the earliest date to occur of the following (the “Vesting Date”):
(i)
the Scheduled Vesting Date;
(ii)
the Award Recipient’s death;
(iii)
termination of the Award Recipient’s Service due to Disability;
(iv)
immediately before any Change in Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be, elects not to assume or substitute for this Award; and
(v)
termination of the Award Recipient’s Service by the Company (or the Company’s successor) without Cause or by the Award Recipient for Good Reason, in each case, after a Change in Control.

In addition, in the event that the Award Recipient’s Service is terminated by the Company without Cause or by the Award Recipient for Good Reason, in each case at least six (6) months following the Grant Date but prior to the occurrence of any of the Vesting Dates referenced in clauses (i)-(v) above, a pro rata portion of the Award will vest as of March 3rd of the calendar year following the year in which such termination occurs (or, if such termination occurs between January 1, 2029 and March 2, 2029, then on March 3, 2029) (such applicable March 3rd date, the “Pro Rata Vesting Date”), with the portion of the Award that vests equaling the product of (x) the Target Award Amount, multiplied by (y) the number of calendar days between the Grant Date and the date of termination divided by 1,096, multiplied further by, (z) the Pro Rata Performance Multiplier.

Any portion of the Award that does not vest will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company upon the Award Recipient’s termination of Service (or in the case of a termination provided for in the preceding paragraph, upon the Pro Rata Vesting Date). For the avoidance of doubt, the Award Recipient understands and acknowledges that the Award is not subject to any provisions in a Change in Control and Severance Agreement that define whether and in what manner Company equity incentives vest.

(f)
Award Payment. The amount payable pursuant to this Award will be payable as a lump sum cash payment as soon as practicable following the applicable Vesting Date, but in no event later than the sixtieth (60th) calendar day that immediately follows the first of such events.
(g)
Additional Documents. The Award Recipient agrees to execute such additional documents and complete and execute such forms as the Company may require for purposes of this Agreement.
(h)
Shareholder Rights. The Award Recipient has no rights as a shareholder with respect to the Award. No adjustments shall be made for dividends, distributions, or other rights.

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3.
Incorporation of Plan. The Award Recipient acknowledges receipt of the Plan, a copy of which is annexed hereto, and represents that he or she is familiar with its terms and provisions and hereby accepts this Award subject to all of the terms and provisions of the Plan and all interpretations, amendments, rules and regulations which may, from time to time, be promulgated and adopted pursuant to the Plan. The Plan is incorporated herein by reference. In the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern and this Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.
4.
Restrictions on Transfer. The Award may not be sold, transferred, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of, whether by operation of law or otherwise, nor may the Award be made subject to execution, attachment, or similar process. If the Award Recipient attempts to do any of these things, he or she will immediately and automatically forfeit the Award.
5.
Withholding. The Company or an Affiliate, as the case may be, shall have the right to deduct, from payments of any kind payable pursuant to this Award or otherwise due to the Award Recipient, any federal, state, or local taxes of any kind or other amounts required by Applicable Laws to be withheld in connection with the Award. The Company shall also have the right to require the Award Recipient to remit to the Company any and all amounts sufficient to satisfy any withholding or other taxes that may be due in connection with the Award.
6.
No Employment or Other Rights. This Award does not confer upon the Award Recipient any right to be continued in the employment of, or otherwise provide Services to, the Company or any Subsidiary or other affiliate thereof, or interfere with or limit in any way the right of the Company or any Subsidiary or other affiliate thereof to terminate such Award Recipient’s employment or other service relationship at any time. For purposes of this Agreement only, the term “employment” shall include circumstances under which the Award Recipient provides consulting or other Services to the Company or any of its Subsidiaries as an independent contractor, but such Award Recipient is not, nor shall be considered, an employee; provided, however, nothing in this Section 6 or this Agreement shall create an employment relationship between such person and the Company or its applicable Subsidiary, as the usages described in this Section are for convenience only.
7.
Discretionary Nature of Plan. The Plan is discretionary in nature, and the Company may suspend, modify, amend or terminate the Plan in its sole discretion at any time, subject to the terms of the Plan and any applicable limitations imposed by Applicable Law. This Award under the Plan is a one-time benefit and does not create any contractual or other right to receive additional Awards or other benefits in lieu of other Awards in the future. Future grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the amount of any Award granted, and the vesting provisions.
8.
Clawback/Recoupment. By accepting this Award, the Award Recipient specifically agrees that any and all payments or benefits the Award Recipient or any other person may be entitled to receive under or as a result of this Award shall be immediately forfeited, and that the aggregate amount of any payments or benefits the Award Recipient or any other person has received under or as a result of this Award (determined without regard to any taxes or other amounts withheld from such payments or benefits), shall be repaid to the Company within 30 days following written notice from the Company (or such shorter period as may be required by Applicable Law), (1) as the Company in its discretion determines may be required to comply with any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) adopted thereunder or similar rules under the laws of any other jurisdiction, and (2) to the extent provided pursuant to the Company’s Incentive Compensation Recovery Policy as in effect from time to time (which policy is filed or incorporated by reference annually with the SEC as Exhibit 97.1 to the Company’s annual report on Form 10-K).
9.
Section 409A. The Award under this Agreement is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be exempt from or in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on the Award Recipient under Code Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee

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will have any liability to the Award Recipient for such tax or penalty. For purposes of this Agreement, a termination of Service occurs only upon an event that would be a “separation from service” within the meaning of Code Section 409A (a “Section 409A Separation from Service”). If, at the time of the Award Recipient’s Section 409A Separation from Service, (1) the Award Recipient is a “specified employee” within the meaning of Code Section 409A, and (2) the Company makes a good faith determination that an amount payable on account of Award Recipient’s Section 409A Separation from Service constitutes deferred compensation (within the meaning of Code Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Code Section 409A to avoid taxes or penalties under Code Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon Award Recipient’s death, if earlier), without interest. Each Award installment that vests under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Code Section 409A.
10.
Miscellaneous Provisions.
(a)
Applicable Law. The validity, construction, interpretation and effect of this instrument will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provisions thereof.
(b)
Notice. Any notice required by the terms of this Agreement shall be delivered or made electronically, over the Internet or otherwise (with request for assurance of recipient in a manner typical with respect to communications of that type), or given in writing. Any notice given in writing shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, and shall be addressed to the Company at its principal executive office and to the Award Recipient at the address that he or she has most recently provided to the Company. Any notice given electronically shall be deemed effective on the date of transmission.
(c)
Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.
(d)
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(e)
Amendments. The Board and the Committee shall have the power to alter or amend the terms of Award as set forth herein from time to time, in any manner consistent with the provisions of the Plan, and any alteration or amendment of the terms of this Award by the Board or the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give notice to the Award Recipient of any such alteration or amendment as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Award Recipient and the Board or the Committee by mutual written consent to alter or amend the terms of this Award in any manner which is consistent with the Plan.
(f)
Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the Award Recipient and the Company.
(g)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the Award Recipient and the Company regarding this Award and supersede all prior arrangements or understandings (whether oral or written and whether express or implied) with respect thereto.

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